Exhibit 5.1

6 July 2020

Amryt Pharma plc
Dept 920a
196 High Road
Wood Green
London N22 8HH
United Kingdom

Re: Amryt Pharma plc

Dear Sirs,

1.	INTRODUCTION

1.1
We are acting as English legal advisers to Amryt Pharma plc, a company incorporated under the laws of England and Wales with registered number 12107859 (the “Company”), in connection with the listing of:

1.1.1	108,354,431 existing ordinary shares of £0.06 each in the capital of the Company (the “Issued Shares”);

1.1.2
up to 17,196,273 ordinary shares of £0.06 each in the capital of the Company which may be issued pursuant to the terms of the Warrant Instruments (as defined below) (the “Unissued Warrant Shares”); and

1.1.3
up to 37,325,929 ordinary shares of £0.06 each in the capital of the Company which may be issued pursuant to the terms of the Convertible Note Instrument (as defined below) (the “Unissued Convertible Note Shares” and, together with the Issued Shares and the Unissued Warrant Shares, the “Shares”; and the Unissued Warrant Shares and the Unissued Convertible Note Shares, together the “Unissued Shares”), in each case in the form of American depositary shares each representing 5 Shares on the Nasdaq Global Select Market (the “Listing”).

1.2
In this opinion “Registration Statement” means the registration statement on Form F-1 originally filed by the Company with the Securities and Exchange Commission of the United States (the “Commission”) on June 23, 2020 pursuant to the Securities Act of 1933 of the United States, as amended (the “Securities Act”).

1.3
We are solicitors qualified in England and Wales.  We express no opinion as to any law other than English law as applied by English courts and reported and in effect on the date of this opinion.  No opinion is expressed as to matters of fact.  By giving this opinion, we do not assume any obligation to notify you or any other person of any changes in law following the date of this opinion which may affect the opinion expressed herein, or to otherwise update this opinion in any respect.

6 July 2020

1.4	This opinion and any non–contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.

1.5	This opinion is not designed to and is not likely to reveal fraud, misrepresentation, bribery or corruption by any person.

2.	DOCUMENTS WHICH WE HAVE EXAMINED AND ENQUIRIES WHICH WE HAVE MADE

2.1	For the purpose of giving this opinion, we have examined copies of:

2.1.1
the Certificates of Incorporation and the articles of association of the Company as adopted by a special resolution of the Company on 23 September 2019 (effective 24 September 2019) obtained as part of the Company Registry Searches (as defined below);

2.1.2	the shareholders’ resolutions passed at a general meeting of the Company held on 23 September 2019 obtained as part of the Company Registry Searches (as defined below);

2.1.3	the minutes of meetings of the board of directors of the Company held on 23 September 2019, 7 November 2019 and 20 December 2019;

2.1.4	the Plan Funding Agreement entered into between the Company and Aegerion Pharmaceuticals, Inc. (“Aegerion”) on 20 May 2019 (the “Plan Funding Agreement”);

2.1.5
the Backstop Subscription Agreement entered into between, inter alia, Amryt Pharma Plc, a company incorporated under the laws of England and Wales with registered number 05316808 (“Old Amryt”) and Highbridge MSF International Ltd. (“Highbridge”) on 10 July 2019, as novated pursuant to the Deed of Novation entered between, inter alia, Old Amryt, the Company and Highbridge on 24 September 2019 (the “Backstop Agreement”);

2.1.6
the Indenture entered into between, inter alia, Aegerion, the Company and Old Amryt on 24 September 2019 in relation to the Company’s 5.00% Convertible Senior Notes due 2025 (the “Convertible Note Instrument”);

2.1.7	the Instrument constituting zero cost warrants to subscribe for Ordinary Shares entered into by the Company on 24 September 2019 (the “September Warrant Instrument”); and

2.1.8
the Instrument constituting zero cost warrants to subscribe for Ordinary Shares entered into by the Company on 8 November 2019 (the “November Warrant Instrument” and, together with the September Warrant Instrument, the “Warrant Instruments”).

6 July 2020

2.2
On 23 June 2020, at 8:14 a.m., we carried out a search of the Companies House beta service operated by the Registrar of Companies in England and Wales in respect of the Company (the “Company Registry Searches”).

2.3
Legalinx Ltd has made, on 23 June 2020, at 10:24 a.m., an enquiry in respect of the Company with the Central Registry of Winding–Up Petitions maintained by the Companies Court in London (the “Central Registry Searches”).

2.4
Except as stated above, we have not for the purpose of this opinion examined any agreements, documents or corporate records entered into by or affecting the Company or made any other enquiries concerning the Company.

3.	ASSUMPTIONS

3.1	This opinion is based upon the assumption (which may or may not be the case) that:

3.1.1
Authenticity: all documents (including copy documents) examined by us are and will remain authentic, accurate and complete and all signatures and seals thereon (if any) are genuine, and any document examined by us which is in draft form, will be in the same form when finalised;

3.1.2
Effective documents: all documents examined by us and/or on which we base this opinion are and will remain up–to–date and effective, and there will be no amendment to any such document, in each case until after completion of the allotment and issue of all Unissued Shares (“Completion”); and, without limitation to the foregoing, there will be no amendment to the subscription terms of the warrants issued pursuant to the Warrant Instruments or adjustment to the initial Conversion Rate that applies pursuant to the Convertible Note Instrument;

3.1.3
Solvency: the Company was solvent at the time of agreeing to allot and issue the Shares and did not become insolvent as a result of entering into the arrangements in connection with which the Shares were and are to be allotted and issued; and the Company will remain solvent until after Completion; and the Company has not entered into any composition or arrangement with its creditors (or any class of them) (and will not do so until after Completion);

3.1.4
Administration etc.: as at the date of this opinion and until after Completion, no step has been (or will be) taken to wind–up the Company or to place the Company into administration and no receiver has been (or will be) appointed over or in respect of the assets of the Company, nor has any analogous procedure or step been taken (nor will one be taken) in any jurisdiction, which (in either case) has or have not been revealed by the searches referred to in paragraphs 2.2 or 2.3 above;

6 July 2020

3.1.5
Overseas insolvency: as at the date of this opinion and until after Completion, no foreign main insolvency proceeding has been (nor will be) recognised in Great Britain under the Cross Border Insolvency Regulations 2006 (and it is not possible to conduct a central search in Great Britain in relation to any such proceedings) which would entitle actions in respect of any assets of the Company the subject of those foreign proceedings to be taken in Great Britain;

3.1.6
Shareholders’ Resolutions: all relevant resolutions of the shareholders of the Company were validly passed at properly convened and conducted meetings and remain in full force and effect (and will do so until after Completion), and any terms and conditions of such resolutions were satisfied; and the authorities and powers conferred by the resolutions referred to in paragraph 2.1.2 have been and will be exercised before the expiry of such authorities and powers and have not been and will not be exercised other than in relation to the Shares or rights relating thereto;

3.1.7
Board Resolutions: all relevant resolutions of the board of directors of the Company (including any committees thereof) were validly passed at properly convened and conducted meetings (or in the case of written resolutions were validly passed) and remain in full force and effect (and will do so until after Completion), and any terms and conditions of such resolutions were satisfied; and one or more meetings of the board of directors of the Company (and/or a duly authorised committee thereof) will be held to resolve to allot and issue the Unissued Shares, each such meeting will be properly convened and conducted, the resolutions to allot and issue the Unissued Shares will be validly passed and will remain in full force and effect, and any terms and conditions of such resolutions will be satisfied;

3.1.8
Share issuance: the Issued Shares were issued and paid up as contemplated by the Scheme Document, the Plan Funding Agreement, the Backstop Agreement or the Warrant Instruments (as applicable), consideration at least equal to the nominal value thereof and any premium was received by the Company and valid entries were made in the books and registers of the Company reflecting the issue of the Issued Shares; and the Unissued Shares, when issued, will be issued and paid up as contemplated by the Warrant Instruments or the Convertible Note Instrument (as applicable), consideration at least equivalent to the nominal value thereof and any premium will be received by the Company and valid entries will be made in the books and registers of the Company reflecting the issue of the Unissued Shares;

3.1.9
Filings: the records of the Registrar of Companies and the Central Registry of Winding–Up Petitions (“Filings”) are complete, accurate and up–to–date and there would be no change to the Company Registry Searches or the Central Registry Searches if they were carried out at Completion assuming that at such time the Filings were complete, accurate and up to date; and all documents required to be filed with the Registrar of Companies were filed or will be filed within the relevant time limits;

6 July 2020

3.1.10
Directors: the directors of the Company in office at all relevant times: (a) have been (and will be) validly appointed; and (b) have acted (and will act) in good faith and have complied (and will comply) with their duties under all applicable laws and the articles of association of the Company in force at the relevant time;

3.1.11
No breach: the Company was not, by reason of the allotment and issue of the Issued Shares or related matters, in breach of any of its obligations under any agreement, licence, authorisation, consent or similar document; and the Company will not be, by reason of the allotment and issue of the Unissued Shares or related matters, in breach of any of its obligations under any agreement, licence, authorisation, consent or similar document;

3.1.12
Misconduct etc.: neither the Company, nor any person employed by or acting on behalf of the Company, was, is, or will be, engaging in criminal, misleading, deceptive or unconscionable conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the relevant agreements, which might render any such agreement, or any transaction contemplated thereby or any associated activity illegal, void or voidable;

3.1.13
No offer: no transferable securities of the Company have been offered or will be offered to the public in the United Kingdom except in accordance with a relevant exemption under Regulation (EU) 2017/1129; and

3.1.14
Regulatory requirements: the Company and each other party involved in any offer of the Shares or in their allotment or issue or in the Listing has complied (and will comply) with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”), any applicable secondary legislation made under it and any other requirements of any regulatory authority the rules of which the Company or any such party is subject to with respect to anything done (or to be done) by them in relation to such matters in, from or otherwise involving the United Kingdom (including sections 19 (general prohibition) and 21 (financial promotion) of FSMA).

4.	OPINION

4.1
Based on the documents referred to in paragraph 2 of this opinion and subject to the assumptions contained in paragraph 3 and to the qualifications contained in paragraph 5 and to any matters not disclosed to us, it is our opinion that (i) the Issued Shares have been validly issued, are fully paid and are not subject to any call for the payment of further capital; and (ii) the Unissued Shares (once they have been issued and paid for) will have been validly issued, be fully paid and not subject to any call for the payment of further capital.

6 July 2020

5.	QUALIFICATIONS

5.1	This opinion is subject to the qualifications contained in this section.

5.2
Searches: The records of the Registrar of Companies and the Central Registry of Winding–Up Petitions may not be complete, accurate and up–to–date.  In particular, the Central Registry of Winding–Up Petitions may not contain details of administration applications filed, or appointments recorded in or orders made by, district registries and county courts outside London.  Searches at Companies House and at the Central Registry of Winding–Up Petitions are not capable of revealing whether or not a winding–up petition or a petition for the making of an administration order has been presented and, further, notice of a winding–up order or resolution, notice of an administration order and notice of the appointment of a receiver may not be filed at Companies House immediately and there may be a delay in the relevant notice appearing on the file of the company concerned.

5.3
Set–off etc.: We express no opinion as to the existence of equities, rights of set–off, counterclaims, liens, charges and encumbrances which are not registrable in England and Wales and which may have arisen and not been so registered.

5.4	Insolvency etc.: This opinion is subject to all insolvency and other laws affecting the rights of creditors (whether secured or unsecured) generally.

5.5	Unlawful communications: An agreement which is entered into in consequence of an unlawful communication may be unenforceable pursuant to FSMA.

6.	RESPONSIBILITY

6.1
This opinion is addressed to you in connection with the Registration Statement.  Save as set out in paragraph 6.2, this opinion is not to be used or relied upon for any other purpose or by any other person or circulated, quoted or otherwise referred to without, in each case, our written permission.

6.2
We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules and regulations promulgated thereunder.

6.3	This opinion is given by Gibson, Dunn & Crutcher UK LLP which assumes liability for and is solely responsible for it.

6 July 2020

Yours faithfully,

/s/ Gibson, Dunn & Crutcher UK LLP
GIBSON, DUNN & CRUTCHER UK LLP